Exhibit 2

THIS SECURITY HAS NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE BLUE SKY LAWS, AND IS SUBJECT TO CERTAIN INVESTMENT REPRESENTATIONS.  THIS SECURITY MAY NOT BE SOLD, OFFERED FOR SALE OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE ACT AND APPLICABLE BLUE SKY LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE COMMON STOCK
of
DATAKEY, INC.
a Minnesota corporation

Void after October 17, 2010

This certifies that, for value received, Raymond A. Lipkin, or his successors or assigns (“Holder”), is entitled during the Exercise Period (as defined below), subject to the terms set forth below, to purchase from Datakey, Inc., a Minnesota corporation (the “Company”), up to 1,000,000 shares of the common stock of the Company (“Common Stock”) at the price of $0.77 per share (the “Purchase Price”), upon surrender of this Warrant at the principal office of the Company referred to below, with the subscription form attached hereto (the “Subscription Form”) duly executed, and simultaneous payment therefor in the manner specified in Section 1 hereof or in accordance with Section 5 hereof. The Purchase Price and the number of shares of capital stock purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant.  This Warrant is issued in connection with that certain Secured Convertible Promissory Note, dated as of the date hereof, executed by the Company in favor of the Holder (the “Note”) and that certain Secured Convertible Promissory Note Purchase Agreement, dated as of the date hereof executed by the Company and the Holder (the “Purchase Agreement”).

As used herein, “Exercise Date” means the particular date (or dates) on which this Warrant is exercised. “Exercise Period” means the period during which this Warrant is exercisable; such period will begin on the date hereof and will end at 5:30 p.m., Central Standard Time, on October 17, 2010.  “Issue Date” means the date hereof.  “Warrant” includes this Warrant and any warrant delivered in substitution or exchange therefor as provided herein.  “Warrant Shares” means any shares of capital stock acquired by Holder upon exercise of this Warrant.

1.                                       Exercise.

(a)  This Warrant may be exercised, in whole or in part, at any time or from time to time, on any business day during the Exercise Period, for all or any part of the number of shares of capital stock called for hereby, by surrendering it at the principal office of the Company at 407 West Travelers Trail, Burnsville, Minnesota 55337, together with a completed and executed Subscription Form, in accordance with Section 5 below or together with delivery of a certified or cashier’s check in an amount equal to (i) the number and description of the shares of capital stock being purchased, multiplied by (ii) the Purchase Price.

(b)  If, after the Issue Date and before the end of the Exercise Period the Company offers for sale capital stock of the Company with rights senior to Common Stock or securities with rights to acquire or convert into capital stock of the Company with rights senior to the Common Stock (a “Subsequent Financing”), then the Holder will have the right to participate in such Subsequent Financing as described in this Section 1(b) on the same terms and conditions on which other investors in such Subsequent Financing participate.  The Company will give the Holder written notice of the terms and conditions of each Subsequent Financing at least ten (10) days prior to the closing of each Subsequent Financing in which the Holder has the right to participate under this Section 1(b).  The Holder has the right to purchase in the Subsequent Financing up to that number of shares of the capital stock offered in the Subsequent Financing such that the number of shares of common stock into which such capital stock is convertible is equal to the number of shares of common stock into which this Warrant is exercisable.  The purchase price of such capital stock shall be the price per share offered in the Subsequent Financing.  The Holder may exercise this right by, at the closing of the Subsequent Financing, (i) surrendering some or all of this Warrant to the Company and (ii) paying the purchase price for the shares of capital stock offered in such Subsequent Financing to be purchased by the Holder.  At such closing, and upon such surrender and payment, the Company shall (x) deliver to the Holder the number of shares of such capital stock so purchased, (y) cancel the portion of this Warrant so surrendered and (z) issue to the Holder a new warrant representing the rights of the portion of this Warrant not surrendered.  The rights of the Holder under this Section 1(b) will terminate on the tenth (10th) business day following the closing of a transaction which results in $5,000,000 of additional equity financing to the Company.

(c)  This Warrant may be exercised for less than the full number of shares as of the Exercise Date. Upon such partial exercise, this Warrant shall be surrendered, and a new Warrant of the same tenor and for the purchase of the Warrant Shares not purchased upon such exercise shall be issued to Holder by the Company.

(d)  A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of capital stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. As soon as practicable on or after such date, and in any event within five (5) business days thereafter, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of capital stock issuable upon such exercise, together with cash, in lieu of any fraction of a share, equal to such fraction of the current fair market value of one full share as reasonably determined in good faith by the Company’s Board of Directors (the “Board”).

2.                                       Payment of Taxes.  All shares of capital stock issued upon the exercise of a Warrant shall be validly issued, fully paid and non-assessable and the Company shall pay all taxes and other governmental charges that may be imposed in respect of the issue or delivery thereof, other than any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of capital stock in any name other than that of the registered Holder of the Warrant surrendered in connection with the purchase of such shares, and in such case the Company shall not be required to issue or deliver any stock certificate until such tax or other charge has been paid or it has been established to the Company’s satisfaction that no tax or other charge is due.

3.                                       Certain Adjustments.

(a)                                  Automatic Adjustment.  Any Company adjustment in the nature of a stock dividend, grant of stock split rights generally, reclassification, extraordinary dividend or distribution or other event which adjusts the number of authorized or issued capital stock or adds value to the shares (herein of dividends in cash, or property) shall accrue proportionately to the benefit of the Holder and the capital stock callable by the same as provided herein as if, each had exercised the Warrant and held Warrant Shares, plus all prior accretion, from the date of Warrant issuances to the date, or dates, this paragraph is triggered. Accordingly, for example, (i) a two for one common stock split, or a 100% stock dividend doubles the number of Warrant Shares obtainable upon Warrant exercise; (ii) a $10 cash dividend on each share of Common Stock means, on subsequent exercise, the Company issues the Holder $10 (without interest, for purposes of simplicity) per Warrant Share; (iii) an opportunity extended to shareholders to participate in a favorable arrangement (e.g. a so-called pre-emptive rights offering) or tag along rights shall be extended contemporaneously to the Holders on an as-if exercisable basis.

(b)                                 Adjustment for Reorganization, Consolidation, Merger.  In case of any reclassification or change of outstanding Company securities or of any reorganization of the Company (or any other entity, the stock or securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which the Holder would have been entitled upon such consummation if the Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in paragraph (a); and in each such case, the terms of this Section 3 shall be applicable to the Company securities properly receivable upon the exercise of this Warrant after such consummation.

(c)                                  Adjustments for Dividends in Common Stock.  In case at any time after the Issue Date the Company shall declare any dividend on the Common Stock (or any other securities that are at the time receivable upon the exercise of this Warrant) which is payable in shares of Common Stock (or any other securities that are at the time receivable upon the exercise of this Warrant), the number of Warrant Shares evidenced hereby shall be proportionately increased and the Purchase Price shall be proportionately decreased.

(d)                                 Stock Split and Reverse Stock Split.  If the Company at any time or from time to time after the Issue Date effects a subdivision of the outstanding capital stock issuable upon exercise of this Warrant, the Purchase Price then in effect immediately before that subdivision shall be proportionately decreased and the number of shares of capital stock theretofore receivable upon the exercise of this Warrant shall be proportionately increased. If the Company at any time or from time to time after the Issue Date combines the outstanding shares of capital stock into a smaller number of shares, the Purchase Price then in effect immediately before that combination shall be proportionately increased and the number of shares of capital stock theretofore receivable upon the exercise of this Warrant shall be proportionately decreased. Each adjustment under this Section 3(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e)                                  Sale of Shares in Down Round.  In the event the Company at any time issues additional Common Stock, preferred stock, options, warrants or convertible securities after the Issue Date, other than securities currently outstanding, at a purchase price less than the then applicable Purchase Price for the Warrant Shares, then and in each such case, the Purchase Price for the Warrant Shares will be automatically reduced to such lower purchase price; provided, however, that no adjustment to the Purchase Price or the number of shares shall be made pursuant to this Section with respect to (i) the grant of options or stock to employees, consultants, officers or directors of the Company pursuant to stock option or stock purchase plans that have been approved by the Board of Directors of the Company on or before the Issue Date or are subsequently adopted by the Board of Directors of the Company and approved by the shareholders of the Company, (ii) the issuance of stock upon the exercise of any such options described in clause (i), (iii) the issuance of stock upon the conversion or exercise of any securities convertible into stock or any options or other rights to purchase stock outstanding or existing on the Issue Date and described on Schedule 3.2(d) to the Purchase Agreement, or (iv) the issuance and exercise of up to 1,295,933 warrants issued or to be issued to holders of warrants that were issued in connection with the Company’s February 2001 financing.

(i) For the purpose of making any adjustment in the Purchase Price as provided in this Section the consideration received by the Company for any issue or sale of Common Stock will be computed by aggregating:

(A) to the extent it consists of cash, the total amount of cash received by the Company (including cash received pursuant to Section 3(e)(ii)) before deduction of any offering expenses payable by the Company and any underwriting or similar commissions, compensation, or concessions paid or allowed by the Company in connection with such issue or sale; and

(B) to the extent it consists of property other than cash, the fair market value of that property as determined in good faith by the Company’s Board of Directors;

and dividing such total amount by the number of shares of common stock and common stock equivalents issued by the Company in such offering.

(ii) If the Company (A) grants or sells any rights or options to subscribe for, purchase, or otherwise acquire shares of Common Stock, or (B) issues or sells any security convertible into shares of Common Stock, then, in each case, when determining the adjustment to the Purchase Price in accordance with Section 3(e)(i) above, the purchase price of such securities will be determined by adding the total amount, if any, received or receivable by the Company as consideration for the granting or sale of the rights or options or the issue or sale of the convertible securities, plus the minimum aggregate amount of additional consideration payable to the Company on exercise or conversion of the securities. Such granting or issue or sale will be considered to be an issue or sale for cash of the maximum number of shares of Common Stock issuable on exercise or conversion at the price per share determined under this Section and the Purchase Price for the Warrant Shares will be adjusted as above provided to reflect (on the basis of that determination) the issue or sale. No further adjustment of the Purchase Price for the Warrant Shares will be made as a result of the actual issuance of shares of Common Stock on the exercise of any such rights or options or the conversion of any such convertible securities.

(f)                                    Accountants’ Certificate as to Adjustment.  In each case of an adjustment in the shares of capital stock receivable on the exercise of the Warrant, if the Holder so requests in writing, the Company at its expense shall cause independent public accountants of recognized standing selected by the Company (who may be the independent public accountants then auditing the books of the Company) to compute such adjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment and showing the facts upon which such adjustment is based. The Company will forthwith mail a copy of each such certificate to each holder of a Warrant at the time outstanding.

(g)                                 Other Adjustments.  In case any event shall occur as to which the provisions of this Sections 3 are not strictly applicable, but the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles of such sections, then, in each such case, the Company shall, at its expense, appoint a firm of independent public accountants of recognized national standing (who may be the independent public accountants then auditing the books of the Company) to issue a report which shall determine the adjustment, if any, on a basis consistent with the essential intent and principles established in such sections, necessary to preserve without dilution the purchase rights represented by this Warrant. Upon receipt of such report, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments described therein. If at any time conditions shall arise by reason of action taken by the Company which in the reasonable opinion of the Board of Directors are not adequately covered by the provisions hereof and which might materially and adversely affect the rights of the Holder or if at any time any such conditions are expected to arise by reason of any action contemplated by the Company, the Board of Directors shall make adjustments, if any (not inconsistent with the standards established in this Section), of the Warrant Price (including, if necessary, any adjustment as to the securities for which the Warrants may thereafter be exercisable) and any distribution which is or would be required to preserve the rights of the Holder.

(h)                                 No Dilution or Impairment.  The Company will not, by amendment of its Restated Articles of Incorporation, as amended, or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Warrants against dilution or other impairment.

4.                                       Notices of Record Date.  If, either (a) the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of the Warrants) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or (b) the Company undertakes a voluntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will mail or cause to be mailed to each holder of a Warrant at the time outstanding a notice specifying, as the case may be, (1) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (2) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of the Warrants) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed at least 30 days prior to the date therein specified.

5.                                       Cashless Exercise.

(a) Holder may, at its option, in lieu of paying the Purchase Price upon exercise of this Warrant pursuant to Section 1 hereof, elect to instead receive a number of warrant Shares computed using the following formula:

X = Y(A-B)

A

where: X = the number of Warrant Shares issuable to Holder upon exercise under this Section 5; Y = the number of Warrant Shares requested by Holder on the Subscription

Form; A = the Fair Market Value (as defined below) of one share of Common Stock as of the exercise date; and B = the Purchase Price.

(b) As used in this Section 5, “Fair Market Value” of a share of capital stock on any particular date shall mean:

(i)  if the exercise is in connection with an Acquisition Transaction (as defined in the Note), the fair market value of the Warrant Shares shall be deemed to be the value received by the holders of such stock pursuant to such Acquisition Transaction; or

(ii)  if the exercise is not in connection with an Acquisition Transaction, and the capital stock is traded publicly on an exchange or national quotation system, Fair Market Value means the average of the closing bid and asked prices of the Company’s capital stock quoted in the over-the-counter market summary or the closing price quoted on any exchange on which the common stock is listed, whichever is applicable, as published in the Midwest Edition of the Wall Street Journal (or other reliable source if such quote is not available in the Wall Street Journal) for the ten (10) trading days immediately prior to but not including the date of determination of the fair market value; or

(iii) if (i) or (ii) is not applicable, the fair market value of the Warrant Shares thereof, as mutually determined by the Company and Holder or, if the Company and Holder are unable to reach such agreement, as determined by a nationally recognized independent investment banker or valuation consultant (which has not been retained by Holder or any of its Affiliates for the two years preceding such determination) selected in good faith by Holder’s Board of Directors.

6.                                       Registration Rights.  The Company shall take all actions necessary to grant to the Holder with respect to the Warrant Shares the registration rights granted to “Registrable Securities,” as that term is defined in that certain Registration Rights Agreement, dated as of the date hereof, by and between the Company and the Holders of the Notes (the “Registration Rights Agreement”).  The Warrant Shares shall be entitled to the registration rights provided in the Registration Rights Agreement for so long as such rights shall be in effect.  Thereafter, if at any time the Company shall of its own volition register any securities under the Act, the Company will give Holder at least thirty (30) days prior written notice thereof and, upon request, include in such registration, at the cost and expense of the Company, any capital stock held by Holder, in the amount so requested; provided, however, that the Company’s underwriters do not object to the inclusion of such securities in the registration statement.   The Company agrees to use its best efforts, at its expense, to register or qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdiction as Holder shall reasonably request.  In connection with any registration statement to be filed on behalf of the Company, the primary responsibility for preparing and filing such registration statement shall be that of the Company, but Holder shall furnish such information to the Company, in writing, as it may reasonably request to assist in the preparation of such registration statement.

7.                                       No Rights as Shareholder.  Prior to the exercise of this Warrant, the Holder shall not be entitled to any rights of a shareholder with respect to the Warrant Shares, including without limitation the right to vote such Warrant Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of shareholder meetings, and such Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company. However, nothing in this Section 7 shall limit the right of the Holder to be provided the notices required under this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on such Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

8.                                       Compliance with Securities Act.  The Holder, by acceptance hereof, agrees that this Warrant and the Warrant Shares to be issued upon exercise hereof are being acquired for investment and not with a view towards resale and that it will not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances which will not result in a violation of the Securities Act. Upon exercise of this Warrant, the Holder hereof shall confirm in writing, in the form of Exhibit A, that the Warrant Shares so purchased are being acquired for investment and not with a view toward distribution or resale. This Warrant and all shares of Warrant Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with the legend indicated on the first page of this Warrant.

9.                                       Loss or Mutilation.  Upon receipt by the Company of evidence satisfactory to it (in the exercise of reasonable discretion) of the ownership of and the loss, theft, destruction or mutilation of any Warrant and (in the case of loss, theft or destruction) of indemnity satisfactory to it (in the exercise of reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver in lieu thereof a new Warrant of like tenor.

10.                                 Reservation of Capital Stock.  The Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued shares of capital stock as will be sufficient to permit the exercise in full of all outstanding Warrants.

11.                                 Notices.  All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first-class registered or certified mail, postage prepaid, to the address furnished to the Company by Holder.

12.                                 Change; Waiver.  Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

13.                                 Headings.  The headings in this Warrant are for purposes of convenience in reference only, and shall not be deemed to constitute a part hereof.

14.                                 Law Governing.  This Warrant is delivered in Minnesota and shall be construed and enforced in accordance with and governed by the internal laws, and not the law of conflicts thereof.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Warrant as of the date first above written.

DATAKEY, INC.

By:	/s/ Alan Shuler

its: VP & CFO

ACCEPTED AND AGREED TO:

/s/ Raymond A. Lipkin
Sign Name

Raymond A. Lipkin
Print Name

SUBSCRIPTION FORM

(To be executed only upon exercise of Warrant)

The undersigned registered owner of this Warrant irrevocably exercises this Warrant and purchases                   of the number of shares of                     of DATAKEY, INC., a Minnesota corporation, purchasable with this Warrant, and herewith (check one of the following)

(a)	makes payment therefore in the amount of $ ; or

(b)	authorizes Datakey, Inc. to issue the shares in accordance with the Cashless Exercise Provisions of Section 5 of the Warrant.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

Dated:

(Signature of Registered Owner)

(Street Address)

(City), (State), (Zip)

FORM OF ASSIGNMENT

FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock set forth below:

Name of Assignee	Address	No. of Shares

and does hereby irrevocably constitute and appoint                              Attorney to make such transfer on the books of DATAKEY, INC., a Minnesota corporation, maintained for the purpose, with full power of substitution in the premises.

Dated:

(Signature)

(Print Name)

(Witness)

(Print Name)